Exhibit 10.45
NiSource Inc.
2010 Omnibus Incentive Plan
Performance Share Award Agreement
This Performance Share Award Agreement (the “Agreement”) is made and entered into as of _______________ (the “Grant Date”), by and between NiSource Inc., a Delaware corporation (the “Company”), and __________________ an Employee of the Company (the “Grantee”), pursuant to the terms of the NiSource Inc. 2010 Omnibus Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Plan.
Section 1.    Performance Share Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, a target award of ______________Performance Shares (the “Performance Shares”). The Performance Shares shall be represented by a bookkeeping entry with respect to the Grantee (the “Performance Share Account”) of the Company, and each Performance Share shall be settled with one Share, to the extent provided under this Agreement and the Plan. This Agreement and the award shall be null and void unless the Grantee accepts this Agreement electronically within the Grantee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
Section 2.    Performance-Based Vesting Conditions.

(a)
General. Subject to the remainder of this Agreement, the Performance Shares shall vest pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth in this Section 2 over the performance period beginning on _________________ and ending on _________________ (the “Performance Period”), provided (i) that that the Grantee remains in continuous Service through _________________ (the “Vesting Date”) and (ii) the Company achieves the threshold cumulative NOEPS goal set forth in Section 2(b). Attainment of the performance goals shall be determined and certified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) prior to the settlement of the Performance Shares.

(b)
Financial Performance Goal. Subject to the terms of this Agreement and the Plan, _________________shall be eligible to vest based on the Company’s achievement of cumulative NOEPS during the Performance Period, as follows:

Performance Level(1)	Cumulative NOEPS	Percentage of Performance Shares that Shall Vest(2)
Threshold	$________	____________
Target	$________	____________
Maximum	$_______and above	____________

(1)	The vesting percentage for performance between performance levels shall be determined based on linear interpolation.

(2)
The number of Performance Shares that shall vest based on the Company’s cumulative NOEPS performance shall be subject to a performance modifier of +/- 25% based on the Company’s RTSR over the Performance Period, with such Performance Shares (i) increasing by 25% if the Company’s RTSR is in the top quartile of the TSR Peer Group, (ii) decreasing by 25% if the Company’s RTSR is in the bottom quartile of the TSR Peer Group, and (iii) remaining the same if the Company’s RTSR is in the second or third quartiles of the TSR Peer Group. No other adjustment shall be made based on the Company’s RTSR.

(c)
Customer Framework Performance Goals. Subject to the terms of this Agreement and the Plan, _________________shall be eligible to vest based on the achievement of the Customer Framework Goals set forth below, with each goal equally weighted:

Performance Measure	Goal(1)
National Safety Council Barometer Survey	_________________
JD Power Gas and Electric Utility Residential Customer Satisfaction Studies	_________________
Operations and Maintenance Financial Plan	_________________
Organizational Health Index	_________________
Greenhouse Gas Emissions	_________________
(1)If the Company fails to achieve the applicable performance goal, then the Performance Shares allocated to such performance goal shall not be eligible to vest.

(d)	Definitions.

(i)	“cumulative NOEPS” means the Company’s cumulative net operating earnings per share performance as certified by the Committee following the Performance Period.

(ii)
“RTSR” means the annualized growth in the dividends and share price of a Share, calculated using a 20 day trading average of the Company’s closing price beginning on __________________ and ending ________________ compared to the TSR performance of the TSR Peer Group. The starting and ending share prices for the computation of RTSR will equal the average closing price of each company’s common stock over the 20 trading days immediately preceding the first and last day of the performance period.

(iii)	“TSR Peer Group” means the peer group of companies determined by the Committee at its meeting on _________________.
Section 3.    Termination of Employment.

(a)
Termination of Service Prior to Vesting Date. Except as set forth below, if the Grantee’s Service is terminated for any reason prior to the Vesting Date, then the Grantee shall forfeit the Performance Shares credited to the Grantee’s Performance Share Account.

(b)	Retirement, Disability or Death.

(i)
Notwithstanding the foregoing, in the event that the Grantee’s Service terminates prior to the Vesting Date and on or within 12 months prior to the end of the Performance Period as a result of the Grantee’s (i) Retirement, (ii) Disability; or (iii) death, then the Grantee (or the Grantee’s beneficiary or estate in the case of the Grantee’s death) shall vest in a pro rata portion of the Performance Shares, based on the actual performance results for the Performance Period. Such pro rata portion of the Performance Shares shall be determined by multiplying the number of Performance Shares earned based on actual performance by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months (including partial calendar months) that have elapsed between the Grant Date and __________________.

(ii)
If the Grantee terminates Service due to death prior to the Vesting Date and with more than 12 months remaining in the Performance Period, then the Grantee’s beneficiary or estate shall vest, on the date of termination, in a pro rata portion of the target Performance

Shares. Such pro rata portion of the Performance Shares shall be determined by multiplying the number of target Performance Shares by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months (including partial calendar months) that have elapsed between the Grant Date and _______________.

(iii)
“Retirement” means the Grantee’s termination from Service at or after attainment of age 55 and completing at least ten years of service (within the meaning of the Company’s tax-qualified pension plan, as in effect on the Grant Date, regardless of whether the Grantee is eligible for such plan).

(c)
Change in Control. Notwithstanding the foregoing provisions, in the event of a Change in Control, the Performance Shares under this Agreement shall be subject to Article XVI of the Plan. In the event of any conflict between Article XVI of the Plan and this Agreement, Article XVI shall control. Notwithstanding any other agreement between the Company and the Grantee, the “Good Reason” definition set forth in Section 16.1 of the Plan shall govern this award.

Section 4.    Delivery of Shares. Subject to the terms of this Agreement and except as otherwise provided for herein, the Company shall convert the Performance Shares in the Grantee’s Performance Share Account into Shares and issue or deliver the total number of Shares due to the Grantee as soon as administratively practicable after the Vesting Date (but in no event later than _________________) or, if earlier, within 30 days following the Grantee’s death in accordance with Section 3(b)(ii), Grantee’s termination of Service without Cause or due to Good Reason in accordance with Section 16.1(a) of the Plan or a Change in Control in accordance with Section 16.1(b) of the Plan. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has issued or distributed the vested Performance Shares, the Company shall transfer any Shares with respect to the vested Performance Shares in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided. The issuance or deliver of the Shares hereunder shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 5.

Section 5.    Withholding of Taxes. As a condition precedent to the delivery to Grantee of any Shares upon vesting of the Performance Shares, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Performance Shares. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee or withhold Shares. Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance Shares (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold from the Shares otherwise to be delivered to Grantee upon the vesting of the Performance Shares, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.

Section 6.    Compliance with Applicable Law. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The delivery of all or any Shares that relate to the Performance Shares shall be effective only at such time that the issuance of such Shares shall not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. Subject to Section 409A of the Code (the “Section 409A”), the Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares shall be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery shall not cause such violation, or at such later date that may be permitted under Section 409A.

Section 7.    Restriction on Transferability. Except as otherwise provided under the Plan, until the Performance Shares have vested under this Agreement, the Performance Shares granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Performance Shares.

Section 8.    Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s Performance Share Account, any Shares or any other specific assets of the Company. All amounts credited to the Grantee’s Performance Share Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

Section 9.    No Rights as Stockholder or Employee. The Grantee shall not have any privileges of a stockholder of the Company (including, without limitation, any voting rights or rights to receive dividends) with respect to the Performance Shares subject to this Agreement. Furthermore, nothing in this Agreement shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.

Section 10. Adjustments. If at any time while the award is outstanding, the number of outstanding Performance Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan, the number and kind of Performance Shares and the performance goals, as applicable, shall be adjusted in accordance with the provisions of the Plan.

Section 11. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing, and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN 46410-6271 (or at such other address as the Company may designate by notice to the Grantee). Any notice hereunder by the Company shall be given to the Grantee in writing, and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 12. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, shall be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. Notwithstanding the foregoing, if subsequent guidance is issued under Section 409A that would impose additional taxes, penalties, or interest to either the Company or the Grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

Section 14. Entire Agreement; Agreement Subject to Plan. This Agreement and the Plan contain all of the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Grantee hereby acknowledges receipt of a copy of the Plan.

Section 15. Section 409A Compliance. This Agreement and the Performance Shares granted hereunder are intended to be exempt from Section 409A to the maximum extent possible, and shall be interpreted and construed accordingly.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused the Performance Shares subject to this Agreement to be granted, and the Grantee has accepted the Performance Shares subject to the terms of the Agreement, as of the date first above written.
NiSource Inc.
____________________________________________
By: _________________
Its: _________________
GRANTEE
By: _________________________________________
_________________